Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION CLOSES
THREE COMMUNITY $30 MILLION ACQUISITION
Secures $22 million 10-year mortgage at 4.92%
DALLAS — (BUSINESS WIRE) — October 20, 2011 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has completed the acquisition of three senior living communities for a purchase price of $30 million. Two of these communities are in South Carolina and one is in North Carolina, enhancing the Company’s existing operations in these states. The levels of care offered in the portfolio include independent living, assisted living and memory care. The three communities are financed with approximately $22 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.92%.
Highlights of this transaction include:
•	Additional Cash From Facility Operations (“CFFO”) of $1.4 million, or $0.05 per share.

•	Incremental earnings of $0.7 million, or $0.03 per share.

•	Increases annual revenue by approximately $8.0 million.

•	Average occupancy of 92%.

•	Average monthly rents are approximately $2,900.
Additionally, the Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in locations with existing extensive operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire these communities late in the fourth quarter of 2011.
“These transactions increase the Company’s ownership of high-quality senior living communities, enhance our operations in geographic concentrations and add to the Company’s growing profitability with incremental earnings and CFFO,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our competitive strengths enable us to continue to find attractive acquisitions and take advantage of historically low interest rates. The exceptional returns generated by this acquisition complement the positive results we are achieving in our operations with increases in occupancy and average monthly rents. These encouraging trends reflect the fundamental strength of our substantially all private-pay business as we benefit from need-driven demand and limited new supply.”

ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company operates 84 senior living communities in 23 states with an aggregate capacity of approximately 12,000 residents.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.
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